Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, $0.0001 par value per share, of Praxis Precision Medicines, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned hereby execute this Agreement.

Dated: April 27, 2023

Tri Locum Partners LP

Tri Locum Partners GP LLC

By:	/s/ Dr. Prashanth Jayaram

Name: Dr. Prashanth Jayaram

Title: Authorized Signatory

/s/ Dr. Prashanth Jayaram

Dr. Prashanth Jayaram